Company Contact:	Investor Relations:
Kelly J. Gill	Charles Lynch
Chief Executive Officer	Westwicke Partners
615-771-7575	443-213-0504

Advocat Announces 2012 Fourth Quarter and Year End Results
Portfolio Expansion Activity Accelerates

BRENTWOOD, TN, (March 7, 2013) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced its results for the fourth quarter ended December 31, 2012. The Company reported a loss of $0.9 million or $0.16 per diluted common share excluding separation costs and start-up losses, compared to a loss of $0.7 million or $0.13 per diluted share in the year-ago period on the same basis. On February 28, 2013, the Company declared a quarterly dividend of 5.5 cents per common share. The dividend will be paid April 12, 2013, to shareholders of record on March 31, 2013.
Fourth Quarter 2012 Highlights

•
Adjusted EBITDA declined to $0.9 million compared to $1.3 million in the fourth quarter of 2011, primarily due to a $2.5 million addition to professional liability expenses during the fourth quarter of 2012 related to open and settled cases from current and prior periods. Adjusted EBITDA excludes losses from the startup of recently opened skilled nursing centers and separation expenses in both 2012 and 2011 and non-recurring Electronic Medical Record implementation costs in 2011.

•
Operating income improved to a loss of $0.9 million compared to an operating loss of $1.1 million in the fourth quarter of 2011. Operating income in the fourth quarter of 2012 includes the additional professional liability expenses recorded during the quarter.

•
Medicaid rates have continued to increase as we saw a 0.5% increase from the third quarter of 2012 and a 2.3% increase compared to last year's fourth quarter. We have experienced increased patient acuity levels and benefited from rate increases in certain states.

•	Managed Care census increased 20.3% compared to the fourth quarter 2011.
•
As previously reported, during the first quarter of 2013, the Company signed a definitive agreement to acquire five skilled nursing facilities in Kansas. We anticipate closing this transaction early in the second quarter of 2013.

CEO Remarks

Commenting on the results, Kelly Gill, Advocat's CEO, stated, “The fourth quarter of 2012 represents the first operating quarter with an apples-to-apples comparison related to our Medicare rates following the implementation of the CMS Final Rule in October of 2011. While our Adjusted EBITDA for the fourth quarter was negatively impacted by professional liability expense, revenue increased and our operating expenses declined as a percentage of revenue. Additionally, these results represent our ability to adapt to reimbursement challenges by streamlining our corporate costs, as evidenced by an absolute reduction in general and administrative expenses. I am very pleased with our operational improvements throughout 2012 and believe they position the Company well to generate additional growth in 2013.

“To that end, I am also pleased to have announced earlier this week our definitive agreement to acquire five facilities in Kansas,” Mr. Gill continued. “This transaction will represent our largest since embarking on a portfolio-expansion strategy in 2011 and represents more than a 50% increase in our owned facilities. I believe our ability not only to integrate newly-acquired facilities successfully, but also to do so with limited incremental corporate costs, has been proven through our acquisition activity in 2012. We anticipate closing this transaction early in the second quarter of 2013 and that these new facilities will be accretive to our earnings this year. It is also important to note that this transaction entails our taking full ownership of these facilities, demonstrating our flexibility as relates to acquisition structures as we continue to focus our efforts on growing our portfolio.”

Mr. Gill concluded, “As we look forward into 2013, we will continue to seek opportunities both to deepen and to expand our operating footprint through the addition of new facilities, while at the same time generating organic growth through improvements in clinical capabilities and reinvestment in our centers.”

Other Highlights for the Fourth Quarter 2012
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended December 31,
	2012		2011
Skilled nursing occupancy	76.8%	(1)	77.3%
As a percent of total census:
Medicare census	12.8%		14.3%
Managed care census	2.5%		2.2%
As a percent of total revenues:
Medicare revenues	29.2%		32.5%
Medicaid revenues	53.5%		51.4%
Managed care revenues	4.9%		4.3%
Average rate per day:
Medicare	$423.37		$414.17
Medicaid	$159.50		$155.98
Managed care	$361.81		$390.65

(1)
Skilled nursing occupancy excludes our recently opened and leased West Virginia and Kentucky nursing centers. Two of the newly opened nursing centers are licensed to operate and are in the process of growing their occupancy as a percentage of licensed beds. The Kentucky center we leased effective September 24, 2012 is also excluded from skilled nursing occupancy.

Patient Revenues
Patient revenues were $79.1 million in 2012 and $76.4 million in 2011. The increase is primarily a result of new facilities added in 2012 – one in West Virginia and two in Kentucky. These facilities contributed $4.3 million of revenue in the quarter. The West Virginia facility has completed the Medicaid and Medicare certification process and is growing census. The 154 bed leased facility in Louisville, Kentucky, was fully operational at the time the lease commenced.

The average Medicaid rate per patient day for 2012 increased 2.3% compared to 2011, resulting in an increase in revenue of $0.9 million. This average rate per day for Medicaid patients is the result of rate increases in certain states and increasing patient acuity levels. The average Medicare rate per patient day for 2012 increased 2.2% compared to 2011, resulting in a net increase in revenue of $0.5 million.
Expenses
We have experienced a significant amount of non-recurring start-up losses during 2012 at our two newly opened centers. We expect both of these centers to be accretive to run rate earnings in 2013. Our newly opened West Virginia nursing center contributed $1.1 million in start-up and additional operating expenses over the $0.2 million we experienced in 2011. Our newly leased Kentucky nursing center in the reopening phase contributed $0.5 million in additional operating costs. The recently leased 154-bed skilled nursing center in Louisville, Kentucky, contributed $1.9 million in additional operating costs.

Operating expense increased slightly to $61.7 million in 2012 from $60.4 million in 2011. While total operating expense increased by $1.3 million, the three recently added nursing centers contributed $3.3 million of costs in 2012 not present in 2011. Operating expense decreased to 77.9% of revenue in 2012, compared to 79.0% of revenue in 2011 due significantly to operational efficiency improvements at the Company’s facilities.
The largest component of operating expenses is wages, which with the addition of the new centers described above, increased to $39.0 million in 2012 from $38.1 million in 2011, an increase of $0.9 million, or 2.4%. We continued to see improvements in our labor costs as we adjust to lower Medicare rates and lower Medicare average daily census.
Employee health insurance costs were approximately $0.2 million lower in 2012 compared to 2011. The Company is self-insured for the first $175,000 in claims per employee each year. Employee health insurance costs can vary significantly from year to year, and we continually evaluate the provisions of these plans.
Bad debt expense increased approximately $0.6 million in 2012 compared to 2011, driven significantly by the growth in Medicaid patients undergoing the initial qualification process. Provider taxes increased $0.7 million primarily as a result of Alabama’s provider tax increase.
Professional liability expense was $4.9 million in 2012 compared to $3.4 million in 2011, an increase of $1.5 million. During the fourth quarter of 2012, we recorded as part of professional liability expense $2.5 million related to adjustments for open and settled cases from current and prior periods. Our cash expenditures for professional liability costs of continuing operations were $3.0 million and $1.2 million for 2012 and 2011, respectively. Professional liability expense and cash expenditures fluctuate from year to year based, respectively, on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims.
General and administrative expenses were approximately $5.5 million in 2012 compared to $6.2 million in 2011, an improvement of $0.7 million. We experienced a $0.2 million decrease in implementation costs of Electronic Medical Records, a $0.2 million decrease in bonus and stock based compensation costs, travel costs were $0.1 million lower, and we saw a decrease in legal costs of $0.2 million in 2012.
Facility Renovations
As of December 31, 2012, the Company has completed renovations at seventeen facilities. We are developing plans for additional renovation projects. A total of $25.8 million has been spent on the renovation program to date, with $19.1 million financed through Omega Healthcare Investors Inc., $6.0 million financed with internally generated cash, and $0.7 million financed with long-term debt.

Conference Call Information
A conference call has been scheduled for Friday, March 8, 2013 at 8:00 A.M. Central time (9:00 A.M. Eastern time) to discuss fourth quarter 2012 results.
The conference call information is as follows:

Date:	Friday, March 8, 2013
Time:	8:00 A.M. Central, 9:00 A.M. Eastern
Webcast Links:	www.advocatinc.com
Dial in numbers:	877.674.2413 (domestic) or 708.290.1366 (International) The Operator will connect you to Advocat Inc.’s Conference Call
A replay of the conference call will be accessible two hours after its completion through March 14, 2013 by dialing 855.859.2056 (domestic) or 404.537.3406 (international) and entering Conference ID 12535401.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully operate the new nursing center in West Virginia, our ability to successfully license, certify and operate the new nursing center in Kentucky, our ability to increase census at our renovated facilities, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement as of October 2011 and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat provides long-term care services to patients in 48 skilled nursing centers containing 5,538 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat's web site: www.advocatinc.com.

-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2012	December 31, 2011
ASSETS:
Current Assets
Cash and cash equivalents	$5,938	$6,692
Receivables, net	29,117	25,787
Deferred income taxes	5,305	6,041
Other current assets	6,496	6,800
Total current assets	46,856	45,320

Property and equipment, net	41,922	47,078
Deferred income taxes	12,352	10,352
Acquired leasehold interest, net	8,612	8,996
Other assets, net	5,221	4,998
TOTAL ASSETS	$114,963	$116,744

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$1,436	$1,131
Trade accounts payable	4,460	3,871
Accrued expenses:
Payroll and employee benefits	11,837	13,475
Current portion of self-insurance reserves	9,175	8,470
Other current liabilities	4,285	2,938
Total current liabilities	31,193	29,885
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion	28,026	28,768
Self-insurance reserves, less current portion	14,531	12,049
Other noncurrent liabilities	17,544	18,155
Total noncurrent liabilities	60,101	58,972

PREFERRED STOCK	4,918	4,918

SHAREHOLDERS’ EQUITY	18,751	22,969

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$114,963	$116,744

ADVOCAT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
PATIENT REVENUES, net	$79,134	$76,416	$308,072	$309,467
EXPENSES:
Operating	61,666	60,364	242,591	239,674
Lease and rent expense	6,236	5,761	23,930	22,939
Professional liability	4,899	3,413	11,964	10,466
General and administrative	5,466	6,225	24,419	25,589
Depreciation and amortization	1,735	1,776	7,043	6,365
Asset impairment	—	—	—	344
Total expenses	80,002	77,539	309,947	305,377
OPERATING INCOME (LOSS)	(868)	(1,123)	(1,875)	4,090
OTHER INCOME (EXPENSE):
Equity in net losses of investee	(153)	—	(280)	—
Interest expense, net	(711)	(639)	(2,809)	(2,355)
Debt retirement costs	—	—	—	(112)
	(864)	(639)	(3,089)	(2,467)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,732)	(1,762)	(4,964)	1,623
BENEFIT (PROVISION) FOR INCOME TAXES	481	611	1,747	(437)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,251)	(1,151)	(3,217)	1,186
NET INCOME FROM DISCONTINUED OPERATIONS:
Operating income, net of taxes	116	16	123	181
Gain on disposal, net of taxes	4	—	174	—
DISCONTINUED OPERATIONS	120	16	297	181
NET INCOME (LOSS)	(1,131)	(1,135)	(2,920)	1,367
Less: income attributable to noncontrolling interests	(17)	—	(126)	—
NET INCOME (LOSS) ATTRIBUTABLE TO ADVOCAT INC.	(1,148)	(1,135)	(3,046)	1,367
PREFERRED STOCK DIVIDENDS	(86)	(86)	(344)	(344)
NET INCOME (LOSS) FOR ADVOCAT INC. COMMON SHAREHOLDERS	$(1,234)	$(1,221)	$(3,390)	$1,023
NET INCOME (LOSS) PER COMMON SHARE FOR ADVOCAT INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$(0.23)	$(0.21)	$(0.63)	$0.15
Discontinued operations	0.02	—	0.05	0.03
	$(0.21)	$(0.21)	$(0.58)	$0.18
Per common share – diluted
Continuing operations	$(0.23)	$(0.21)	$(0.63)	$0.14
Discontinued operations	0.02	—	0.05	0.03
	$(0.21)	$(0.21)	$(0.58)	$0.17
COMMON STOCK DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055	$0.22	$0.22
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,838	5,787	5,821	5,744
Diluted	5,838	5,787	5,821	5,906

ADVOCAT INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	For the Three Months Ended
	December 31,2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(1,131)	$20	$(433)	$(1,375)	$(1,135)
Loss (income) from discontinued operations	(120)	(262)	(8)	92	(16)
Income tax benefit	(481)	(368)	(170)	(728)	(611)
Interest expense	712	705	704	702	640
Depreciation and amortization	1,735	1,776	1,770	1,762	1,776
EBITDA	715	1,871	1,863	453	654

EBITDA adjustments:
Separation and related costs (a)	15	57	102	484	67
Electronic medical records costs (b)	—	—	—	—	332
New facility start-up negative EBITDA(c)	150	606	648	376	214
Adjusted EBITDA	$880	$2,534	$2,613	$1,313	$1,267

(a)	Represents the separation and related costs of Advocat Inc.
(b)	Represents non-recurring costs for implementation of our Electronic Medical Records in our skilled nursing centers
(c)
Represents the negative EBITDA associated with the new facility and venture start-ups of Advocat Inc. related primarily to the start-up of our Rose Terrace nursing center in West Virginia, our new nursing center in Clinton, Kentucky, and Advocat Inc.’s pharmacy joint venture partnership.

ADVOCAT INC.
RECONCILIATION OF NET INCOME (LOSS) FOR ADVOCAT INC. COMMON
SHAREHOLDERS TO ADJUSTED NET INCOME (LOSS) FOR ADVOCAT INC. COMMON
SHAREHOLDERS
(In thousands, except per share data)

	For the Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) for Advocat Inc. Common shareholders	$(1,234)	$(8)	$(534)	$(1,539)	$(1,221)
Adjustments:
Separation and related costs (a)	15	57	102	484	67
Electronic medical records costs (b)	0	0	0	0	332
New facility start-up losses (c)	426	870	895	552	282
Tax impact of above adjustments (d)	(150)	(315)	(349)	(363)	(204)
Adjusted Net income (loss) for Advocat Inc. common shareholders	$(943)	$530	$114	$(866)	$(744)

Adjusted Net income (loss) for Advocat Inc. common shareholders
Basic	$(0.16)	$0.09	$0.02	$(0.15)	$(0.13)
Diluted	$(0.16)	$0.09	$0.02	$(0.15)	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	5,838	5,828	5,825	5,795	5,787
Diluted	5,838	5,946	5,915	5,795	5,787

(a)	Represents the separation and related costs of Advocat Inc.
(b)	Represents non-recurring costs for implementation of our Electronic Medical Records in our skilled nursing centers
(c)
Represents new facility and venture start-up losses incurred by Advocat Inc. related primarily to the start-up of our Rose Terrace nursing center in West Virginia, our new nursing center in Clinton, Kentucky, and Advocat Inc.’s pharmacy joint venture partnership.

(d)	Represents tax provision for the cumulative adjustments for each period.

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
NET INCOME (LOSS)	$(1,131)	$(1,135)	$(2,920)	$1,367
Discontinued operations	120	16	297	181
Net income (loss) from continuing operations	(1,251)	(1,151)	(3,217)	1,186
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	1,735	1,777	7,043	6,365
Provision for doubtful accounts	1,204	616	3,581	2,223
Deferred income tax provision (benefit)	(976)	(1,137)	(1,411)	801
Provision for self-insured professional liability, net of cash payments	1,723	1,915	3,789	1,573
Other	164	189	889	1,617
FUNDS PROVIDED BY OPERATIONS	$2,599	$2,209	$10,674	$13,765

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$0.45	$0.38	$1.83	$2.40
Diluted	$0.44	$0.38	$1.80	$2.33
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	5,838	5,787	5,821	5,744
Diluted	5,935	5,877	5,922	5,906
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Advocat Inc. common shareholders and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, net interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for separation and related costs and negative EBITDA of start-up facilities and business ventures. We define Adjusted Net income (loss) for Advocat Inc. common shareholders as Net income (loss) for Advocat Inc. common shareholders adjusted for separation and related costs and start-up losses associated with our new facilities and business ventures. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Advocat Inc. common shareholders and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Advocat Inc. common shareholders and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) for Advocat Inc. common shareholders are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Advocat Inc. common shareholders and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

ADVOCAT INC. SELECTED OPERATING STATISTICS DECEMBER 31, 2012 (Unaudited)
For the Three Months Ended December 31, 2012
	As of December 31, 2012			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds	Available Nursing Beds	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2012 Q4 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	790	783	715	90.5%	91.3%	13.4%	14.7	$431.41	$172.25
Arkansas	1,181	1,053	828	70.1%	78.6%	15.4%	15.6	388.96	165.64
Kentucky	759	745	685	90.3%	91.9%	15.6%	18.6	429.02	189.78
Tennessee	617	576	478	77.5%	83.0%	17.1%	9.2	405.41	141.86
Texas	1,859	1,669	1,293	69.6%	77.5%	9.6%	21.0	459.55	133.96
Total	5,206	4,826	3,999	76.8%	82.9%	13.4%	79.1	$423.37	$159.50

Note 1:
The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes nursing centers in Ohio and West Virginia. The Tennessee region includes one nursing center in Kentucky.

Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis. Licensed Nursing Beds, Available Nursing Beds, Skilled Nursing Weighted Average Daily Census and Occupancy excludes our recently opened West Virginia and Kentucky nursing centers. The new nursing centers are licensed to operate by the state of West Virginia and Kentucky and during the fourth quarter limited its number of patients while we completed the Medicare and Medicaid certification process.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

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